MILLENNIA, INC.
              16910 Dallas Parkway, Suite 100, Dallas, Texas 75248

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby appoints KEVIN B. HALTER and KEVIN B. HALTER, JR. and each of them as proxies with power of substitution to vote all shares of Millennia, Inc. (the "Company") which the undersigned is entitled to vote at a Special Meeting of Stockholders on November 23, 1998, at the Company's offices at 16910 Dallas Parkway, Suite 100, Dallas, Texas at 10:00 a.m., or any adjournment thereof, with all the powers the undersigned would have if personally present as specified, respecting the following matter, as described in the accompanying Proxy Statement


                PROPOSAL ONE

           To approve the proposed amendment to the Company's Certificate of Incorporation to effect a one- for- one hundred reverse split of the Company's Common Stock and to adjust the par value of such stock proportionately.

           FOR   |_|         AGAINST   |_|          ABSTAIN   |_|


         This proxy will be voted in accordance with the stockholder's specifications. Unless directed to the contrary, this proxy will be voted FOR Proposal One A majority (or if only one, then that one) of the proxies or substitutes acting at the meeting may exercise the powers conferred herein. Receipt of accompanying Notice of Meeting and Proxy Statement is hereby acknowledged.



Date:   ____________, 1998                  ---------------------------------
                                                         (Signature)
                                            ---------------------------------

                                            ---------------------------------
                                                  (Please print your name)

(Please sign names exactly and as completely as they appear hereon. When signing in a fiduciary or representative capacity, please give full title as such. When more than one owner, each owner should sign. Proxies executed by a corporation should be signed in full corporate name by duly authorized officer.)


PLEASE MARK, SIGN, DATE AND MAIL TO  THE ADDRESS STATED ABOVE.

                                 MILLENNIA, INC.
                         16910 Dallas Parkway, Suite 100
                               Dallas, Texas 75248


                            NOTICE OF SPECIAL MEETING
                                 OF STOCKHOLDERS


         A Special Meeting of Stockholders of Millennia, Inc. (the "Company") will be held at the Company's offices at 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248, on November 23, 1998 at 10:00 a.m., local time, for the following purpose:

         To approve an amendment to the Company's Certificate of Incorporation to effect a one-for-one hundred reverse split of the Company's Common Stock and to adjust the par value proportionately;


         Stockholders of record at the close of business on October 21, 1998 are entitled to notice of and to vote at this Special Meeting of Stockholders or any adjournment thereof. The stock transfer books of the Company will remain open.

          You are invited to attend the Special Meeting in person, but in any event you are urged to mark, date, sign and return your proxy in the enclosed self-addressed envelope as soon as possible so that your shares may be voted in accordance with your wishes. Any proxy given by a stockholder may be revoked by that stockholder at any time prior to the voting of the proxy.


                       By Order of the Board of Directors,



                              Kevin B. Halter, Jr.
                                    Secretary

Dallas, Texas
October 22, 1998


         A RETURN OF A BLANK EXECUTED PROXY WILL BE DEEMED A VOTE IN FAVOR OF ALL OF THE PROPOSALS DESCRIBED HEREIN. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY.

                                 MILLENNIA, INC.
                         16910 Dallas Parkway, Suite 100
                               Dallas, Texas 75248


                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF STOCKHOLDERS

                          To Be Held November 23, 1998


         This proxy statement and the accompanying form of proxy are being furnished to the stockholders of Millennia, Inc. (the "Company") on or about October 22, 1998 in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting of Stockholders (the "Special Meeting") to be held on November 23, 1998 at 10:00 a.m., local time, at the Company's offices at 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248, and any adjournment thereof.

         The proposal to be considered and acted upon at the Special Meeting is described in the foregoing notice of the Special Meeting and in this Proxy Statement. This Proxy Statement and the related form of proxy are being mailed on or about October 22, 1998 to all stockholders of record on October 21, 1998. Shares of the Company's common stock, par value $.0002 (the "Common Stock"), represented by proxies will be voted as described in this Proxy Statement or as otherwise specified by a stockholder. With respect to Proposal One, a stockholder may, by checking the appropriate box on the proxy: (i) vote "FOR" the proposal; (ii) vote "AGAINST" the proposal; or (iii) "ABSTAIN" from voting on the proposal.

         THE PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS OF THE COMPANY BENEFICIALLY OWN APPROXIMATELY 31% OF THE ISSUED AND OUTSTANDING COMMON STOCK AND HAVE ADVISED THE COMPANY OF THEIR INTENTION TO VOTE SUCH SHARES IN FAVOR OF PROPOSAL ONE.

         Any stockholder who executes and delivers a proxy may revoke it at any time prior to its use by (i) giving written notice of revocation to the Secretary of the Company; (ii) executing and delivering a proxy bearing a later date; or (iii) appearing at the Special Meeting and voting in person.

         The Company will bear the expense of preparing, printing, and mailing the proxy solicitation material and the form of proxy. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward material to beneficial owners of stock held of record by them, and the Company will reimburse such persons for their reasonable expenses in doing so. In addition, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone, telegram or in person.

         If the proxy in the accompanying form is properly executed and not revoked, the shares represented by the proxy will be voted in accordance with the instructions thereon. If no instructions are given, the shares represented by the proxy will be voted to approve the amendment to the Company's Certificate of Incorporation in order to effect a one-for-one hundred reverse stock split.


         A RETURN OF A BLANK EXECUTED PROXY WILL BE DEEMED A VOTE IN FAVOR OF THE PROPOSAL DESCRIBED HEREIN.

                                  VOTING RIGHTS

         Only holders of record of outstanding shares of Common Stock of the Company at the close of business on October 21, 1998 are entitled to one vote for each share held on all matters coming before the Special Meeting. There were 2,275,635 shares of Common Stock outstanding and entitled to vote on October 21, 1998.

                                METHOD OF VOTING

           Approval of Proposal One will require the affirmative vote of the holders of the majority of the shares of Common Stock entitled to vote at the Special Meeting. Abstentions and non-votes (as defined below) will have the effect of a vote against the proposal. A "non-vote" occurs when a nominee holding shares for a beneficial owner has voted on certain matters at the Special Meeting pursuant to discretionary authority or instructions from the beneficial owner but may not have received instructions or exercised discretionary voting power with respect to other matters.


           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information as of September 30, 1998 with regard to the beneficial ownership of the Common Stock by (i) each person known to the Company to be the beneficial owner of 5% or more of its outstanding Common Stock, (ii) by the officers, directors and key employees of the Company individually and (iii) by the officers and directors as a group.


Name of Stockholder                     Number of Shares           Percent
                                        Beneficially Owned
--------------------------------------------------------------------------------
Halter Capital Corporation               309,940(1)                13.6%
16910 Dallas Parkway, Suite 100
Dallas, Texas 75248
Kevin B. Halter                          350,040(1)                15.4%
Kevin B. Halter, Jr.                     666,740(1)                29.3%
Don R. Benton                              2,718(2)                 *
James Smith                                1,518                    *
All directors and officers as            711,076                   31.2%
a group (4 persons)

*       Less than 1%

     (1) Kevin B. Halter and Kevin B. Halter Jr. serve as directors and officers of HCC and as a result may each be deemed to be the beneficial owner of the 309,940 shares of Common Stock beneficially owned by HCC. However, pursuant to Rule 16a-3 promulgated under the Exchange Act, they expressly disclaim that they are the beneficial owner, for purposes of Section 16 of the Exchange Act, of any such stock, other than those shares in which they have an economic interest.

         (2) Dr. Benton is president of Arrowhead Ranch Corporation ("ARC"), of which Dr. Benton's wife is the sole stockholder. As a result, Dr., Benton may be deemed to be the beneficial owner of 2000 shares of Common Stock beneficially owned by ARC. However, pursuant to Rule 16a-3 promulgated under the Exchange Act, he expressly disclaims that he is the beneficial owner, for purposes of
Section 16 of the Exchange Act, of any such stock, other than those shares in which he has an economic interest.





                        DIRECTORS AND EXECUTIVE OFFICERS


         The following sets forth certain information regarding the background and business experience of the Company's Board of Directors and the Company's executive officers:

    Name                       Age                  Position
    ----                       ---                  --------

    Kevin B. Halter             62        President, Chief Executive Officer
                                            Chairman of the Board
    Kevin B. Halter, Jr.        37        Vice President, Secretary and Director
    James Smith                 61        Director
    Don R. Benton               67        Director

         Kevin B. Halter has served as President, Chief Executive Officer and Chairman of the Board of the Company since June 28, 1994. Mr. Halter also served as Vice Chairman of the Board of the Company from January 1994 to June 28, 1994. Mr. Halter has served as Chairman of the Board of Digital Communications Technology Corporation ("DCT") since June 28, 1994 and as Vice Chairman of the Board of DCT from February 1994 to June 1994. Mr. Halter also served as Chief Executive Officer of DCT from June 1994 to May 1996. Mr. Halter served as Chairman of the Board of Directors of American Quality Manufacturing Corporation ("AQM") until September 1996. In addition, Mr. Halter has served as Chairman of the Board and Chief Executive Officer of Halter Capital Corporation ("HCC"), a privately-held investment and consulting company, since 1987, and as its President since June 1995. Mr. Halter is the father of Kevin B. Halter, Jr.

         Kevin B. Halter, Jr. has served as Vice President, Secretary and director of the Company and DCT since January 1994. Mr. Halter has also served as Secretary and director of AQM from February 1994 to September 1996. He is also the President of Securities Transfer Corporation, a registered stock transfer company, a position which he has held since 1987. Mr. Halter is also Vice President and Secretary of HCC. Kevin B. Halter, Jr. is the son of Kevin B. Halter.

         James Smith has served as a director of the Company since March 1995. Mr. Smith has served as President of Pension Analysis Bureau, Inc., a consulting firm specializing in the administration of company retirement and profit-sharing plans, since 1993. Mr. Smith served as Vice President of Pension Analysis Bureau, Inc. from 1988 to 1992.

         Don R. Benton has served as a director of the Company since December 1996. Dr. Benton has served as President of The Kindness Foundation, based in Dallas, Texas, since 1995. He has served as a director of DCT since October 1996. Dr. Benton has also served as a director and President of Arrowhead Ranch Corporation since 1978 and, since 1975, as a director of American Diversified Industries and Fagin Resources, Inc.

PROPOSAL ONE:     REVERSE STOCK SPLIT


      The Board of Directors recommends that the stockholders of the Company approve amending Article Five of the Company's Certificate of Incorporation so that it will read in its entirety as follows:

          "The amount of total authorized capital stock the Corporation shall have the authority to issue is 50,000,000 shares of Common Stock, each having a par value of $.000002, all of the same class, and 10,000,000 shares of Preferred Stock, each having a par value of $.00001. Each one share of the corporation's Common Stock issued and outstanding immediately prior to the effective date of this Amendment shall be and hereby is automatically changed without further action into one-one hundredth (1/100) of a fully paid and nonassessable share of the Corporation's Common Stock, provided that no factional shares shall be issued pursuant to such change."


Summary of the Proposed Reverse Split

The Board of Directors has adopted a resolution declaring the advisability of, and submits to the stockholders for approval, a proposal to amend the Company's Certificate of Incorporation to effect a reverse split (the "Reverse Split") of the Company's issued and outstanding Common Stock as of 5:00 p.m. Central standard time, on the effective date of the amendment on the basis that each one hundred (100) shares of Common Stock then outstanding will be converted into one share of Common Stock. No fraction of a share of Common Stock will be issued as a result of such exchange. In lieu thereof all fractional shares which would otherwise be issuable as a result of the exchange described above will be redeemed by the Company in cash. The redemption price will be determined, on the Effective Date of the Amendment (the "Effective Date"), by calculating the five-day average of the bid price for the Common Stock for the five trading days immediately prior to the Effective Date (this five-day average bid price is herein called the "Redemption Price"). This proposal may be abandoned by the Board of Directors at any time prior to the Effective Date (when the Reverse Split is scheduled to become effective) if for any reason the Board of Directors deems it advisable to abandon the proposal. The number of shares of capital stock authorized by the Certificate of Incorporation will not change as a result of the Reverse Split.

The effect of the Reverse Split on the present holders of Common Stock will be as follows:

    (i) Holders of fewer than one hundred (100) shares of Common Stock on the Effective Date will have their shares automatically converted in the Reverse Split into the right to receive cash which shall be determined by multiplying the resulting fractional interest by the Redemption Price (defined above). These holders will have their interest in the Company redeemed in cash without having to pay any commissions or fees.

    (ii) Holders of one hundred (100)or more shares of Common Stock on the Effective Date will have their shares automatically converted in the Reverse Split into the number of whole shares equal to the number of their shares on the Effective Date divided by one hundred (100) and the right to receive cash which shall be determined by multiplying the resulting fractional interest by the Redemption Price (defined above). Many round lot holders will become odd lot holders as a result of the Reverse Split and, accordingly, may incur increased brokerage commissions when they sell their Common Stock.


Amendment to the Certificate of  Incorporation

An amendment to the Company's Certificate of Incorporation in substantially the form set forth above, assuming approval of the Reverse Split by the stockholders at the Special Meeting, will be filed with the

Secretary of State of Delaware as soon as practical after the date of Special Meeting and the Reverse Split will become effective as of 5:00 p.m. Central standard time, on the date of such filing. It is expected that such filing will take place within 48 hours after the conclusion of the Special Meeting. Without any further action on the part of the Company, the stockholders of record will have their shares of issued and outstanding Common Stock converted, on the Effective Date, into the right to receive the number of whole shares equal to the number of their shares divided by one hundred (100) plus the right to receive cash determined in accordance with the Redemption Price explained above.


Effect of the Proposed Reverse Split

The proposed Reverse Split will be effected by an amendment to the Certificate of Incorporation in substantially the form set forth above. Stockholders have no right to dissent from the proposed Reverse Split under Delaware law.

On the Effective Date, each stockholder of record will continue as a stockholder of the Company with respect to the whole share or shares resulting from the Reverse Split. Each such stockholder will continue to share in the future growth and earnings of the Company, if any, to the extent of his or her ownership of shares of Common Stock following the Reverse Split.

The Company has authorized capital stock of 50,000,000 shares of Common Stock. As of the Record Date the number of issued and outstanding shares of Common Stock was 2,275,635. Based upon the Company's best estimates, the number of issued and outstanding shares of Common Stock will be reduced as a result of the Reverse Split from 2,275,635 to approximately 22,756. Although the number of shares of Common Stock outstanding will decrease, the number of authorized shares of Common Stock will remain the same, resulting in additional shares of Common Stock being available for issuance without further action by the stockholders. The Board of Directors will have discretion to determine when and upon which terms such shares may be issued. The Board of Directors has no present agreements, commitments or plans to issue additional shares of Common Stock.


Reasons  For the Reverse Split

The Company has received numerous requests from its current shareholders, principally odd lot holders who cannot afford to pay commissions in connection with the sale of their shares, for assistance in selling their shares. The Board of Directors believes that the reverse stock split will enable odd lot holders to convert to cash without paying commissions, and thereby enable them to maximize the return on their investment in the Company. The Board of Directors also believes that the reduction in the very substantial number of odd lot holders which the Company now has which should follow the Reverse Split will reduce the Company's annual expenditures related to stockholder mailings and related expenses dramatically. The Board desires to effect the Reverse Split without changing the capital accounts of the corporation. The simultaneous adjustment to the par value of the Common Stock of the Company in the same proportion as the proposed ratio of the Reverse Split will prevent any adjustments in the capital accounts of the Company after the proposed Reverse Split.

Additionally, the Board of Directors believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the Reverse Split, and an anticipated higher price level per share compared to that prior to such Reverse Split, should (i) result in an increased market price for the Common Stock so that it will no longer be considered a "penny stock" and (ii) encourage interest in the Company from institutional investors. Many brokers and dealers, as well as many investors, have little or no interest in recommending or purchasing stocks which are considered to be "penny stocks," that is, those trading at prices below $5.00 per share. The Board of Directors believes that the investment policies of many institutional investors will not allow them to invest in such lower-priced securities. The Board of Directors hopes that the anticipated higher price level for the Common Stock after the reverse split will encourage investment in the Common Stock by institutional investors, as well as investors who would not consider investing in "penny stocks." There can, however, be no assurances that the foregoing effects will occur or that the per share price level of the Common Stock which will probably be effective immediately after the Reverse Split will be maintained for any period of time.


Exchange of Stock Certificates and Distribution of Cash

It is expected that the amendment of the Company's Certificate of Incorporation effecting the Reverse Split will be filed within 48 hours or as soon as practicable after the Special Meeting. Pursuant to the terms of such amendment, the Reverse Split will become effective at 5:00 p.m., Central standard time, on the Effective Date.

As soon as practicable after the Effective Date, the Company will send letters of transmittal to all stockholders of record on the Effective Date for use in transmitting stock certificates to the Company's exchange agent. Upon proper completion and execution of the letter of transmittal and return thereof to the exchange agent, together with the stockholder's old stock certificates, each stockholder will receive either: (a) the new certificates representing the number of whole shares of Common Stock into which his/her shares of Common Stock have been converted as a result of the Reverse Split plus cash calculated in the accordance with the Redemption Price for any fractional interest, if the stockholder owned 100 or more shares on the record date; or (b) cash calculated in the accordance with the Redemption Price for the resulting fractional interest, if the stockholder owned less than 100 shares on the record date.


Federal Income Tax Consequences of  the Proposed  Stock Split

The Company believes that the proposed Reverse Split will not result in any adverse tax consequences either to the Company or its stockholders. As a result of the Reverse Split, a stockholder will increase his or her basis in each share of the Common Stock owned from that which was paid for the share to an amount representing one hundred (100) times the amount paid. Since the stockholder will own fewer shares after the Reverse Split, any realized gain or loss will be identical to the gain or loss which would have been realized by the stockholder if the split had not occurred. If the stockholder receives cash in lieu of a fractional share, the stockholder may realize a taxable gain or loss based on the difference between the cash received and the cost of the shares which have been redeemed.

STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THIS TRANSACTION.

Vote Required  for Approval

At least a majority of the issued and outstanding shares of Common Stock of the Company must be voted in favor of the proposal to amend the Certificate of Incorporation. Abstentions and broker non-votes will have the effect of a vote against the proposal. At this time, it is the current intention of the Company's principal stockholders to vote in favor of the proposal described herein. Such principal stockholders currently beneficially own approximately 31% of the Common Stock of the Company.

     The Board of Directors unanimously recommends a vote FOR this proposal

                                 OTHER BUSINESS

Management of the Company knows of no matters other than those stated above which are to be brought before this special meeting.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 and the disclosure requirements of Item 405 of Regulation S-K require the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish the Company copies of all Section 16(a ) forms they file. Based solely on the review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during fiscal year 1998 all Section 16(a) filing requirements applicable to its greater than 10% beneficial owners, directors and officers were complied with.


                       By Order of the Board of Directors,




                              Kevin B. Halter, Jr.
                                    Secretary

                                October 21, 1998